UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: November 18, 2016
Date of earliest event reported: November 15, 2015

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	001-09972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 N. Rogers Road, Olathe, Kansas 66062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 764-1045

N/A
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 15, 2016, Hooper Holmes, Inc. (the “Company”) entered into a Second Amendment to Credit and Security Agreement (together with related agreements and documents, the “Second Amendment”) with SCM Specialty Finance Opportunities Fund, L.P. (“SCM”). The Second Amendment amends the terms and conditions of that certain Credit and Security Agreement, dated as of April 29, 2016, as previously amended on August 15, 2016 (as amended, the “Credit and Security Agreement”).

The Second Amendment cured the default reported in the Company’s Form 10-Q for the quarter ended September 30, 2016 (the “Q3 Form 10-Q”) by revising the minimum EBITDA covenant in the Credit and Security Agreement. In addition, the Second Amendment revised the minimum aggregate revenue covenant in the Credit and Security Agreement. In place of a waiver fee, the Second Amendment provided for SCM to retain default rate interest payments made by the Company after the occurrence of the default and prior to it being cured in the approximate amount of $39,000.

On November 15, 2016, the Company also entered into a Fourth Amendment to Credit Agreement (together with related agreements and documents, the “Fourth Amendment”) with SWK Funding LLC ("SWK"). The Fourth Amendment amends the terms and conditions of that certain Credit Agreement, dated as of April 17, 2015, as previously amended on February 25, 2016, March 28, 2016, and August 15, 2016, (as amended, the “Credit Agreement”).

The Fourth Amendment cured the default reported in the Company’s Q3 Form 10-Q by providing a waiver of the Company’s noncompliance with the minimum EBITDA covenant for the quarter ended September 30, 2016. In addition, the Fourth Amendment revised the Credit Agreement’s minimum aggregate revenue and minimum EBITDA covenants and capped the Company’s revenue-based November 2016 principal payment obligation at $350,000. The Company paid a waiver fee of $50,000 to SWK for the Fourth Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2016	HOOPER HOLMES, INC.

	By:	/s/ Steven R. Balthazor
Steven R. Balthazor
Chief Financial Officer